Exhibit 99.1

Cano Appoints Dr. Jim Underwood To Board Of Directors	Thursday,
January 06, 2005

FORT WORTH, Texas, January 6, 2005 - Cano Petroleum, Inc. (OTCBB: CAOP) is pleased to announce that Dr. Jim Underwood has joined the company’s Board of Directors. One of today’s leading strategic minds, Dr. Underwood is a New York Times and Wall Street Journal bestselling author, a renowned corporate strategist and professor at Dallas Baptist University. Prior to entering academia, he served as an executive of a number of organizations, including Cornerstone Bank (VP), Heritage National Bank (VP), and CEO/Owner of a number of privately held companies in the office products, consulting, and investments businesses.

“Cano is delighted to welcome Jim as the latest addition to our already strong Board of Directors,” said Jeff Johnson, Chairman and CEO of Cano Petroleum. “We look forward to the strategic opportunities and expertise that Jim will bring to our growing company at this important juncture in our corporate history as we expand our efforts, and increase our budget, in the acquisition and development arenas.”

Since 1993, Dr. Underwood has served as an advisor and consultant in the field of corporate strategy for a number of international clients, including American Airlines, Dale Carnegie International, EDS, IBM Corporation, Lockheed, Wall Street Journal, Texas Instruments and numerous divisions of Nortel Networks.

An award winning business writer, Dr. Underwood has authored seven books including The Significance Principle , Thriving In E-Chaos (winner of the International Competia Award 2001), The New Corporate Strategy, Complexity and Paradox, Corporate Intelligence , and What’s Your Corporate IQ? His book More Than a Pink Cadillac made the New York Times and the Wall Street Journal’s “Business Best Seller List” in early 2003.

A professor since 1989 and currently with Dallas Baptist University, Dr. Underwood has received numerous awards and accolades for his teaching, including Outstanding University Professor, Outstanding College of Business Professor and Who’s Who Among American Teachers. He has also been recognized by Delta Mu Delta, a national honor society in business administration, and named to the Who’s Who Among Executives and Professionals.

ABOUT CANO PETROLEUM:

Cano Petroleum, Inc. is an independent Texas-based energy producer with properties in the mid-continent region of the United States. Led by an experienced management team, Cano’s primary focus is on increasing domestic production from proven fields using enhanced recovery methods. Cano is traded under the ticker symbol CAOP on the NASD Bulletin Board. Additional information is available at www.canopetro.com.

INVESTOR AND MEDIA RELATIONS CONTACT:
Primoris Group
(866) 314-2266
info@canopetro.com

Information Regarding Forward-Looking Statements: Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, volatility of natural resource prices, product demand, market competition, and risks inherent in our operations. These and other risks are described in our Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.